Exhibit (d)(19)

Form of

Schedule A

Trusts and Portfolios covered by the Sub-Advisory Agreement,

dated as of August 1, 2001,

between

Fidelity Research & Analysis Company

and

Fidelity Investments Japan Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Charles Street Trust	Fidelity Asset Manager 30%	Equity
Fidelity Charles Street Trust	Fidelity Asset Manager 40%	Equity
Fidelity Charles Street Trust	Fidelity Asset Manager 60%	Equity
Fidelity Charles Street Trust	Fidelity Broad Market Opportunities Fund	Equity
Fidelity Central Investment Portfolios LLC	Fidelity International Equity Central Fund	Equity
Fidelity Investment Trust	Fidelity International Growth Fund	Equity
Fidelity Investment Trust	Fidelity Total International Equity Fund	Equity
Fidelity Mt. Vernon Street Trust	Fidelity 130/30 Large Cap Fund	Equity
Variable Insurance Products Fund IV	Emerging Markets Portfolio	Equity

Agreed and Accepted
as of ____ _, 2008

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